EXHIBIT 10.1

DATE: [DATE] (the “Effective Date”)

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(1) the Company (as defined in the Appendix) and (2) the Consultant (as defined in the Appendix)

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CONSULTANCY AGREEMENT

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THIS AGREEMENT shall take effect on and from the Effective Date.

BETWEEN:

(1)	the Company (as defined in the Appendix); and

(2)	the Consultant (as defined in the Appendix),

(the Company and the Consultant are collectively referred to as the "Parties", and each of them is referred to as a "Party").

WHEREAS

(A)	The Consultant wishes to provide consultancy services and advice to the Company, its affiliates and its subsidiaries (together, “Group”).

(B)	The Company wishes to appoint the Consultant for Services (as defined in Clause 1.1 below) on the terms and conditions contained in this Agreement.

IT IS HEREBY AGREED that:

1.	Services

1.1.	The Company hereby appoints the Consultant to provide the services described in the Appendix (the “Services”).

2.	Remuneration

2.1.	Subject to Clause 3, the Service Remuneration (as defined in the Appendix) shall be paid to the Consultant in accordance with the provisions set out in the Appendix, provided that this Agreement is not terminated.

2.2.	The Consultant acknowledges that none of the Shares (as defined in the Appendix) may be offered or sold except pursuant to an effective registration statement under the Securities Act of 1933 of the United States of America (“Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.3.	The Consultant has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks in the Shares and has the ability to bear the economic risks of its investment decision and can afford the complete loss of such investment in the Shares.

2.4.	The Company shall pay all the costs incurred in connection with removal of the restrictive and other legends on the certificates (or restrictions on transfer) of all the Shares issued to the Consultant, applying for and obtaining an effective registration statement for all such Shares, delivery and transmission of the certificates without restrictive and other legends (or of the registered Shares) to the Consultant’s broker, and all such other actions and things required to enable all such Shares to be tradeable in the OTC Markets, Nasdaq or NYSE.

3.	Tenure

3.1.	This Agreement commences on the Effective Date and shall be valid until its termination in accordance with the terms and conditions contained in this Agreement.

3.2.	Any party may terminate this Agreement by giving not less than one month notice in writing to the other party, without prejudice to any right of the parties accrued before such notice of termination.

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4.	Independent Contractor

4.1.	The Company and the Consultant declare and agree that the Consultant shall act as an independent contractor in the performance of its duties under this Agreement. Nothing in this Agreement creates a joint venture, partnership, or the relationship of principal and agent, or employee and employer between the Company and the Consultant.

5.	Non-Competition

5.1.	The Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Group during the duration of this Agreement unless express written authorization to do so is given by the Director/s of the Company. A direct competitor of the Group for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in any of the businesses of the Group.

5.2.	The Consultant shall not attempt in any way to solicit instructions, either in his own right or on behalf of others, from any client or partner of the Group in respect of projects or jobs being handled by the Group, or in respect of which the Group is pursuing instructions, during the duration of this Agreement.

5.3.	The restrictions under Clauses 5.1 and 5.2 shall continue to apply for a period of one year after the termination of this Agreement.

6.	Intellectual property

6.1.	The Consultant shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time prior to the termination of this Agreement. The Consultant acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Group absolutely. To the extent that they do not vest automatically, the Consultant holds them on trust for the Group. The Consultant agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this Clause 6.1.

6.2.	The Consultant hereby irrevocably waives all moral rights (and all similar rights in any jurisdiction) which he has or will have in any existing or future works referred to in Clause 6.1.

6.3.	The Consultant irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Consultant's name and do all things which are necessary or desirable for the Group to obtain for itself or its nominee the full benefit of this Clause 6. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

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6.4.	The following definitions apply to this Clause 6:

(i)	Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Group for the time being confidential to the Group and trade secrets including, without limitation, technical data and know-how relating to the business of the Group or any of its business contacts.

(ii)	Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

(iii)	Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

7.	Construction

7.1.	In this Agreement, unless the context otherwise requires:

(i)	words and defined terms expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(ii)	the term “including” shall be interpreted to mean “including (without limitation)” whenever such term appears in this Agreement (and the terms “include” and “includes” shall be similarly interpreted);

(iii)	the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(iv)	the recital and the schedule, if relevant, are part of this Agreement and shall have effect accordingly.

8.	Entire agreement

8.1.	This Agreement constitutes the entire agreement and understanding between the parties to this Agreement and supersedes all previous agreements and understandings (if any and whether in writing or not) between the parties in relation to the matters contemplated by this Agreement.

9.	Waiver

9.1.	The rights of a party may be waived by such party only in writing and, specifically, the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

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9.2.	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

10.	Severance

10.1.	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

11.	Notices

11.1.	All notices and demands required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by post or electronic mail ("email") addressed to the intended recipient thereof at its address or email address (or to such other address or email address as any Party may from time to time notify the others), and for the avoidance of doubt, the service of any legal proceedings under this Agreement to any Party at its address set out in the Appendix shall be deemed legal and valid service of legal proceedings (regardless of whether the recipient has actually read it).

11.2.	Any notice or demand shall be deemed to have been duly served:

(i)	if delivered by hand, on the day of delivery;

(ii)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post (in the case of inland post) or seven (7) Business Days (in the case of overseas post);

(iii)	if sent by registered post or courier, at the expiration of five (5) days after posting and in proving the same it shall be sufficient to show proof of posting issued by the relevant postal authorities or, as the case may be, courier service provider; and

(iv)	if sent by email, upon the receipt by the sender of the confirmation note indicating that the email message has been sent in full to the recipient's email address, or such other similar medium of receipt, provided always that in the event neither a response or confirmation email is received by the sender from the recipient within two (2) Business Days from the date of sending of the relevant email, the sender shall serve the notice or communication enclosed in the email via any other method set out in paragraphs (a) to (c) above.

11.3.	In proving such service, it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the email confirmation note indicates the transmission was successful, or the package as the case may be containing such notice or document was properly addressed and sent to the relevant courier company.

11.4.	The initial addresses and email addresses of the Parties for the purpose of this Agreement are specified in the Appendix.

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12.	Assignment

12.1.	Neither party shall have the right to assign or transfer any of its rights hereunder.

13.	Laws and Arbitration

13.1.	This Agreement shall be interpreted and governed by the laws of the Hong Kong Special Administrative Region.

13.2.	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be three: one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. The arbitration proceedings shall be conducted in English.

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Appendix

1.	“Company” means Marvion Inc., a Nevada corporation.

2.	“Consultant” means [CONSULTANT], an individual, being holder of the Passport Number [CONSULTANT ID] and having address at [ADDRESS], acting as Consultant under this Agreement.

3.	“Commitment Date” means the Company and the Consultant agreed upon on [DATE] for the Company to engage the Consultant for the Services.

4.	“Service Remuneration” means the annual amount of US$[AMOUNT] from [DATE] and until [DATE], to be paid by the Company by the issuance of the Shares to be issued to the Consultant as follows:

Number of Shares	Date of Issuance
_________________ shares of Common Stock of COSG	Upon execution of this Agreement

5.

Each tranche of Shares will be issued as soon as reasonably possible after the relevant Issuance Date. In the event this Agreement is terminated prior to any Issuance Date, Consultant shall be entitled to the equitably earned prorated amount of Shares due to Consultant pursuant to this section.

5.	“Shares” means common stock of Marvion Inc., a Nevada corporation (MVNC), par value $0.0001.

6.	“Share Price” means the 10-day average closing share price of the Company prior to the Commitment Date, which is US$[SHARE PRICE].

7.	“Services” means appointment as [TITLE].

8.	“USD” means the legal tender of the United States of America.

9.	“Services Duties and Deliverables”

Duties	Deliverables

10.

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Execution Page

IN WITNESS WHEREOF the Company and the Consultant agree to the terms hereof.

THE COMPANY

SIGNED by CHAN Man Chung its director(s) or authorised signature(s) (duly authorised by resolution of the board of directors) for and on behalf of Marvion Inc.	) ) ) ) ) ) ) )	________________________________________

THE Consultant

SIGNED by [CONSULTANT] its director(s) or authorised signature(s) (duly authorised by resolution of the board of directors) for and on behalf of [CONSULTANT]	) ) ) ) ) ) ) )	________________________________________

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